UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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BlackRock Income Trust, Inc.

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BlackRock Income Trust, Inc. (the “Fund”) has filed with the Securities and Exchange Commission and disseminated to its stockholders a proxy statement and accompanying proxy card to be used to solicit votes in connection with the Fund’s Annual Meeting of Stockholders scheduled to be held on July 25, 2017.

On June 27, 2017, representatives of BlackRock Advisors, LLC and the Fund began providing the attached presentation to certain institutions and large investors.

BlackRock Income Trust (BKT) June 2017

Executive Summary BlackRock Advisors, LLC (the “Advisor”) launched BlackRock Income Trust (“BKT” or the “Fund”) in 1988 and has served as the Fund’s investment adviser since the Fund’s $544 million initial public offering. The Advisor has extensive experience in managing U.S. mortgage bonds, which are a core part of BlackRock’s fixed-income business with over $142 billion of Agency mortgage-backed securities (“MBS”) and securitized assets under management as of December 31, 2016. BKT is one of the only high quality bond exchange traded closed-end funds and the only high quality fund included in the Lipper U.S. Mortgage Fund classification (the “Lipper Peer Group”). The Board and BlackRock believe that comparing the Fund to the Lipper Peer Group is NOT an “apples-to-apples” comparison and should not be the sole judgement for the performance of the Fund. The Fund’s high quality bias means that investors are subject to less credit risk and should experience lower volatility as a result of credit quality fluctuation than other closed-end mortgage funds, but this also means that investors may experience somewhat lower returns. Given the limitations of the Lipper Peer Group, the Board of Directors (the “Board”) has historically considered alternative measures of performance when evaluating the Fund, including a “high quality” custom peer group of funds (referred to herein as the “Custom Peer Group”) that also invest substantially all of their assets in investment grade securities, and also an internal custom benchmark. The Board and BlackRock believe that BKT offers one of the only high quality bond options in the closed-end market and that there is an important need for a fund like BKT. The Board and the Advisor believe that the Proponent’s proposal to terminate the investment management agreement (the “Advisory Agreement”) would have a significant adverse impact on the day-to-day operations of the Fund and could result in loss of share value for Fund stockholders. We hope that you will support the Advisor’s continued management of the Fund by voting AGAINST Proposal 2.

BlackRock’s Agency Mortgage Platform As of December 31, 2016 (Years at BlackRock / Years in Industry) Team is based in New York The Global Trading team within the Trading and Liquidity Strategy Group includes approximately 80 traders globally that focus on executing trades across fixed income and FX. Portfolio Managers Ron Sion (18/18) Matthew Kraeger (17/17) BlackRock Income Trust (BKT) Portfolio Team Product Strategy Risk & Quantitative Analysis (RQA) Sector Specialists Responsible for research, analysis and trade execution; identify security selection opportunities 13 Sector Specialists 10 Sector Specialists Securitized Assets Global Rates Agency MBS 17 Sector Specialists Proprietary Mortgage Analytics Team Portfolio Analytics Group (PAG) Mortgage strategies are a core part of BlackRock’s fixed income business with over $142 billion in Agency MBS and Securitized Assets under management across the entire Global Fixed Income platform Global Trading Team (1) 4 Investment Professionals 3 Investment Professionals 35 Investment Professionals 80 Investment Professionals 5 Investment Professionals 3

BKT Investment Objective: Preservation of Capital and High Monthly Income The Fund’s investment objective is to manage a portfolio of high quality securities to achieve both preservation of capital and high monthly income. The Board and BlackRock believe that investors in the Fund should consider the Fund’s stated investment policies in determining whether this Fund is best suited to help meet the investors’ investment goals. Consistent with its stated investment objective, the Fund invests at least 80% of its assets in high quality securities that are either issued or guaranteed by the U.S. government or one of its agencies or instrumentalities or are rated at the time of investment either AAA by Standard & Poor’s Corporate Ratings Group or Aaa by Moody’s Investors Service, Inc. In contrast, a majority of the other funds in the Lipper Peer Group hold less than 30% of their assets in AAA-rated bonds, securities issued or guaranteed by the U.S. government or one of its agencies or instrumentalities and cash and cash equivalents. Many of these funds have significant exposure to below investment grade (“junk”) securities, or to unrated securities. AAA Rated Bonds (1) AA, A and BBB Rated Bonds Below Investment Grade / Not Rated Bonds (2) Source: BlackRock, First Trust and Nuveen as of 2/28/2017; Legg Mason (DMO) as of 12/31/2016. Please see the corresponding tables, including the footnotes thereto, in Appendix A for further information. Includes AAA, U.S. government, federal agencies, U.S. Treasury / Agency, and cash and cash equivalents. Includes BB, B, Below B, CCC, CC, C, C or Lower, D, and Not Rated. Lipper Peer Group – Portfolio Composition – Credit Quality

Other Measures of Comparing the Fund’s Performance Given the limitations of the Lipper Peer Group discussed above, the Board has historically considered alternative measures of performance when evaluating the Fund.(i) In the past and also in evaluating the performance concerns raised by the Proponent, the Advisor and the Board also have considered the Fund’s performance relative to a “high quality” peer group (referred to herein as the “Custom Peer Group”), consisting of closed-end funds that invest an average of 75% or greater of their portfolios in AAA-rated bonds, securities issued or guaranteed by the U.S. government or one of its agencies or instrumentalities and cash or cash equivalents. As shown below, there are a total of five funds in the Custom Peer Group, including the Fund. Earlier this year, these Custom Peer Group funds (including the Fund) had between 99% and 83% of their assets invested in AAA-rated bonds, securities issued or guaranteed by the U.S. government or one of its agencies or instrumentalities and cash or cash equivalents, with the Fund having the greatest amount in such high quality securities. For example, as disclosed in the Fund’s most recent annual report, in considering the approval of the Advisory Agreement, the Board evaluates the performance of the Fund as compared to a custom internal benchmark. Beginning in 2010, this internal custom benchmark consisted of the Citigroup USBIG Mortgage Index. Set forth in Appendix B is the Fund’s Annualized Total Return on Net Asset Value for the periods ended August 31, 2016, as compared to the custom internal benchmark. AAA Rated Bonds (1) AA, A and BBB Rated Bonds Below Investment Grade / Not Rated Bonds (2) Source: BlackRock and MFS (MGF) as of 2/28/2017; Guggenheim (WIA, WIW) as of 1/31/2017. Please see the corresponding tables, including the footnotes thereto, in Appendix A for further information. Includes AAA, U.S. government, federal agencies, U.S. Treasury / Agency, and cash and cash equivalents. Includes BB, B, Below B, CCC, CC, C, C or Lower, D, and Not Rated. Although the Advisor and the Board believe that the Custom Peer Group is a better measure of the Fund’s performance than the Lipper Peer Group for the reasons discussed herein, the Board and the Advisor note that none of the funds in the Custom Peer Group invest primarily in mortgage backed securities and thus the Custom Peer Group has its own limitations, as the funds in the Custom Peer Group are not subject to the same risks and potential returns associated with mortgage backed securities as is the Fund. Custom Peer Group – Portfolio Composition – Credit Quality

Peer Group Performance Comparison The Board and BlackRock believe that the Fund has performed well for its investment objective and high credit quality mandate. The Fund’s high quality bias means that investors are subject to less credit risk and should experience lower volatility as a result of credit quality fluctuation than other closed-end mortgage funds, but this also means that investors may experience somewhat lower returns. The Fund’s risk-controlled approach to investing resulted in the Fund being the best performing fund based on net asset value in its Lipper Peer Group in 2008, a period of substantial market and credit quality risk. The Fund has performed well over most periods as compared to the Custom Peer Group and also on a risk adjusted basis as measured by the Sharpe Ratio (see Appendix C). Lipper Peer Group – Annualized Total Return on Net Asset Value (1) Custom Peer Group – Annualized Total Return on Net Asset Value (1) Source: BlackRock, Morningstar as of 8/31/2016. Please see the corresponding tables, including the footnotes thereto, in Appendix B for further information.

Impact of Advisory Agreement Termination If Proposal 2 is approved, the Fund would be required to provide 60 days’ notice of termination to the Advisor. The termination of the Advisory Agreement could lead to the loss of access to all administrative personnel and services currently provided by the Advisor, which would cause substantial disruption to the Fund’s business and operations. The Board evaluates the services provided by the Advisor and its affiliates on an annual basis and believes that the Fund currently receives high quality services and that the loss of those services could be extremely detrimental to the Fund and its stockholders. The Board believes that it would be very difficult and time-consuming to replace the Advisor and the services it currently provides for the Fund with an investment adviser of similar quality that would provide such services at a comparable price. The Board believes this process would cause significant distraction to the Board, is likely to disrupt the business and operations of the Fund and could be detrimental to the value of the Fund’s shares.

Appendix A Portfolio Composition

Lipper Peer Group – Portfolio Composition The Fund’s annual shareholder reports compare the Fund’s performance to the Lipper Peer Group as a reference point, given that it is a publicly available peer group. The Fund is currently classified by Lipper into the U.S. Mortgage Funds Peer Group. However, the Advisor and the Board do not believe that this Lipper Peer Group classification provides the best or sole performance comparison for the Fund given the Fund’s policy to invest at least 80% of its assets in securities that are (i) issued or guaranteed by the U.S. government or one of its agencies or instrumentalities or (ii) rated at the time of investment either AAA by Standard & Poor’s Corporation Ratings Group or Aaa by Moody’s Investor’s Service, Inc. In contrast, the Lipper Peer Group, as shown below, contains funds primarily invested in securities with lower credit ratings compared to securities that are rated investment grade or issued or guaranteed by the U.S. government or one of its agencies or instrumentalities. Name Ticker AAA Rated Bonds (1) AA, A and BBB Rated Bonds Below Investment Grade/ Not Rated Bonds (2) BlackRock Income Trust BKT 99%  <1% 1% First Trust Mortgage Income Fund FMY 32% 37% 30% Nuveen Multi-Market Income JMM 31% 34% 35% Nuveen Mortgage Opportunities Term Fund 2 JMT 5% 29% 66% Nuveen Mortgage Opportunities Term Trust JLS 4% 30% 67% Western Asset Mortgage Defined Opportunity Fund DMO 1% 2% 98% Vertical Capital Income Fund(3) VCAPX — — — Lipper Peer Group Average   29% 22% 49% Source: BlackRock, First Trust and Nuveen as of 2/28/2017; Legg Mason (DMO) as of 12/31/2016. Includes AAA, U.S. government, federal agencies, U.S. Treasury / Agency and cash and cash equivalents. Includes BB, B, Below B, CCC, CC, C, C or Lower, D, and Not Rated. Vertical Capital Income Fund (VCAPX) is included in the Lipper Peer Group but does not report credit ratings for its holdings. Lipper Peer Group – Portfolio Composition – Credit Quality

Custom Peer Group – Portfolio Composition As shown below, there are a total of five funds in the Custom Peer Group, including the Fund. Earlier this year, these Custom Peer Group funds (including the Fund) had between 99% and 83% of their assets invested in AAA-rated bonds, securities issued or guaranteed by the U.S. government or one of its agencies or instrumentalities and cash or cash equivalents, with the Fund having the greatest amount in such high quality securities Fund Name Ticker Investment Grade Below Investment Grade/ Not Rated Bonds (2) AAA Rated Bonds (1) AA, A and BBB Rated Bonds BlackRock Income Trust BKT 99% <1% 1% BlackRock Enhanced Government Fund EGF 95% 3% 1% Western Asset/Claymore Inflation-Linked Securities & Income Fund WIA 86% 3% 11% MFS Government Markets Income Trust MGF 85% 14% 3% Western Asset/Claymore Inflation-Linked Opportunities & Income Fund WIW 83% 2% 15% Custom Peer Group Average   90% 5% 6% Source: BlackRock, First Trust and Nuveen as of 2/28/2017; Legg Mason (DMO) as of 12/31/2016. Includes AAA, U.S. government, federal agencies, U.S. Treasury / Agency and cash and cash equivalents. Includes BB, B, Below B, D, Not Rated, and Other / Not Rated. Custom Peer Group – Portfolio Composition – Credit Quality

Appendix B Annualized Total Return on Net Asset Value

Lipper Peer Group – Annualized Total Return on Net Asset Value As shown below, as of the Fund’s most recent fiscal year ended August 31, 2016, the Fund had performed comparably to the Lipper Peer Group on a net asset value basis for the 10 year period. Moreover, in 2008, as bond markets suffered large losses, the Fund outperformed the Lipper Peer Group by 15.77% on net asset value. Notably, the Fund ranked second overall in net asset value performance out of 475 closed-end funds in 2008 based on Morningstar data. Source: BlackRock, Morningstar as of 8/31/2016. Lipper Peer Group is the Lipper U.S. Mortgage Funds peer group. BlackRock official net annualized total return. BlackRock calculates total return using the actual dividend reinvestment price. Lipper Peer Group Average includes, and BKT Rank in Lipper Peer Group is based on, Morningstar’s annualized total return data for BKT that differs from the BlackRock official net annualized total return for BKT as a result of a difference in the dividend reinvestment calculation methodology. BlackRock calculates total return using the actual dividend reinvestment price. The Lipper Peer Group Average Annualized Total Return on Net Asset Value is calculated by Morningstar assuming dividend reinvestment at net asset value on the “Ex Date”. Morningstar calculated total return data for BKT is as follows: 3.27% (1 Year); 3.90% (3 Year); 3.11% (5 Year); 6.20% (10 Year); 9.12% (2008). Unless otherwise noted, BKT’s rankings in this table remain the same regardless of whether BlackRock official net annualized total return or Morningstar calculated total return data is used for BKT. The Lipper Peer Group Average for each of the 1-, 3-, 5-, and 10- year periods and for 2008, as shown above, is based on the performance of the funds that comprised the Lipper Peer Group as of May 2017, which may differ from the funds that comprised the Lipper Peer Group during past periods. For example, the Lipper Peer Group Average for the 1-year period as of 8/31/2016, as shown above, is 5.72%. In contrast, the Lipper Peer Group Average for the year ending August 31, 2016 shown in BKT’s shareholder report as of 8/31/2016 is 5.27%. BKT ranks 1 out of 3 funds based on BlackRock official net annualized total return for BKT when compared against Morningstar calculated total return for the other funds in the Lipper Peer Group. Name 1  Year 3  Year 5  Year 10  Year 2008 BlackRock Income Trust (BKT)(1) 3.64% 4.41% 3.57% 6.65% 9.78% Lipper Peer Group Average(2)(3) 5.72% 6.52% 7.91% 6.15% -5.99% BKT Rank in Lipper Peer Group(2) 5/7 6/7 6/6 2/3(4) 1/3 Lipper Peer Group – Annualized Total Return on Net Asset Value

Custom Peer Group – Annualized Total Return on Net Asset Value The Fund has performed very well over most periods as compared to the Custom Peer Group, with the Fund being the best performing fund in the Custom Peer Group for annualized total return based on net asset value for the 3-, 5- and 10-year periods ended August 31, 2016, as well as for 2008. Source: BlackRock, Morningstar as of 8/31/2016. Custom Peer Group is the custom “high quality” peer group. BlackRock official net annualized total return. BlackRock calculates total return using the actual dividend reinvestment price. Custom Peer Group Average includes, and BKT Rank in Custom Peer Group is based on, Morningstar’s annualized total return data for BKT that differs from the BlackRock official net annualized total return for BKT as a result of a difference in the dividend reinvestment calculation methodology. BlackRock calculates total return using the actual dividend reinvestment price. The Custom Peer Group Average Total Return on Net Asset Value is calculated by Morningstar assuming dividend reinvestment at net asset value on the “Ex Date.” Morningstar calculated total return data for BKT is as follows: 3.27% (1 Year); 3.90% (3 Year); 3.11% (5 Year); 6.20% (10 Year); 9.12% (2008). BKT’s rankings in this table remain the same regardless of whether BlackRock official net annualized total return or Morningstar calculated total return data is used for BKT. Name 1  Year 3  Year 5  Year 10  Year 2008 BlackRock Income Trust (BKT)(1) 3.64% 4.41% 3.57% 6.65% 9.78% Custom Peer Group Average(2) 3.96% 2.58% 2.00% 4.30% -0.88% BKT Rank in Custom Peer Group(2) 4/5 1/5 1/5 1/5 1/5 Custom Peer Group – Annualized Total Return on Net Asset Value

Custom Internal Benchmark – Annualized Total Return on Net Asset Value Given the limitations of the Lipper Peer Group discussed herein, the Board has historically considered alternative measures of performance when evaluating the Fund. For example, as disclosed in the Fund’s most recent annual report, in considering the approval of the Advisory Agreement, the Board evaluates the performance of the Fund as compared to a custom internal benchmark. Beginning in 2010, this internal custom benchmark consisted of the Citigroup USBIG Mortgage Index. Set forth below is the Fund’s Annualized Total Return on Net Asset Value for the periods ended August 31, 2016, as compared to the custom internal benchmark. Source: BlackRock, as of 8/31/2016. Custom Internal Benchmark — Citigroup USBIG Mortgage Index: The Citigroup USBIG Mortgage Index comprises 30- and 15-year GNMA, FNMA, and FHLMC securities, and FNMA and FHLMC balloon mortgages and is reconstituted each month to reflect new issuance and principal pay-downs. The custom internal benchmark adjusts the index for 20% leverage. The custom internal benchmark also subtracts borrowing costs associated with the 20% leverage assumption from the index calculation. The borrowing costs are represented by the LIBOR 3 Month Index. Name 1  Year 3  Year 5  Year 10  Year BlackRock Income Trust (BKT) 3.64% 4.41% 3.57% 6.65% Custom Internal Benchmark(1) 4.79% 4.90% 3.19% 5.55% Custom Internal Benchmark – Annualized Total Return on Net Asset Value

Appendix C Sharpe Ratio on Net Asset Value

Lipper Peer Group – Sharpe Ratio on Net Asset Value As shown below, the Fund has performed well versus the Lipper Peer Group on a risk adjusted basis, as measured by the Sharpe Ratio, given the Fund’s higher credit quality. The Sharpe Ratio is a measure for calculating risk-adjusted returns. The higher the Sharpe Ratio of a closed-end fund, the better the fund’s historical risk-adjusted performance. The Fund has posted higher Sharpe Ratios than the Lipper Peer Group average over the 1- and 10-year periods and in 2008 based on net asset value, and has posted Sharpe Ratios comparable to the Lipper Peer Group average over the 3- and 5- year periods. Source: Morningstar as of 8/31/2016. Lipper Peer Group is the Lipper U.S. Mortgage Funds peer group. The risk-free proxy used in the Sharpe Ratio calculation is the Morningstar “USTREAS Treasury Bill Auction Average 3 Month” index. The Lipper Peer Group Average for each of the 1-, 3-, 5-, and 10- year periods and for 2008, as shown above, is based on the performance of the funds that comprised the Lipper Peer Group as of May 2017, which may differ from the funds that comprised the Lipper Peer Group during past periods. BKT ranks 3 out of 7 funds when Sharpe Ratio is calculated based on BlackRock official net annualized total return for BKT, when compared against the Sharpe Ratio based on Morningstar calculated total return for the other funds in the Lipper Peer Group. BKT ranks 2 out of 6 funds when Sharpe Ratio is calculated based on BlackRock official net annualized total return for BKT, when compared against the Sharpe Ratio based on Morningstar calculated total return for the other funds in the Lipper Peer Group. Lipper Peer Group Average includes, and BKT Rank in Lipper Peer Group is based on, Morningstar’s annualized total return data for BKT that differs from the BlackRock official net annualized total return for BKT as a result of a difference in the dividend reinvestment calculation methodology. Unless otherwise noted, BKT’s rankings in this table remain the same regardless of whether BlackRock official net annualized total return or Morningstar calculated total return data is used for BKT. For an explanation of the difference in BlackRock’s and Morningstar’s calculations of annualized total return, see footnotes 1 and 2 of the “Lipper Peer Group — Annualized Total Return on Net Asset Value” table on slide 12. Name 1  Year 3  Year 5  Year 10  Year 2008 BlackRock Income Trust (BKT) 1.90 1.93 1.51 1.38 0.84 Lipper Peer Group Average(1)* 1.32 1.97 1.57 1.07 -0.97 BKT Rank in Lipper Peer Group* 2/7 5/7(2) 5/6(3) 1/3 1/3 Lipper Peer Group – Sharpe Ratio on Net Asset Value

Custom Peer Group – Sharpe Ratio on Net Asset Value As shown below, the Fund has similarly performed very well versus the Custom Peer Group on a risk adjusted basis, as measured by the Sharpe Ratio. The Fund was the best performing fund in the Custom Peer Group for Sharpe Ratio based on net asset value for the 3-, 5- and 10-year periods ended August 31, 2016, as well as for 2008. Source: Morningstar as of 8/31/2016. Custom Peer Group is the custom “high quality” peer group. The risk-free proxy used in the Sharpe Ratio calculation is the Morningstar “USTREAS Treasury Bill Auction Average 3 Month” index. BKT ranks 2 out of 5 funds when Sharpe Ratio is calculated based on BlackRock official net annualized total return for BKT, when compared against the Sharpe Ratio based on Morningstar calculated total return for the other funds in the Custom Peer Group. Custom Peer Group Average includes, and BKT Rank in Custom Peer Group is based on, Morningstar’s annualized total return data for BKT that differs from the BlackRock official net annualized total return for BKT as a result of a difference in the dividend reinvestment calculation methodology. Unless otherwise noted, BKT’s rankings in this table remain the same regardless of whether BlackRock official net annualized total return or Morningstar calculated total return data is used for BKT. For an explanation of the difference in BlackRock’s and Morningstar’s calculations of annualized total return, see footnotes 1 and 2 of the “Custom Peer Group — Annualized Total Return on Net Asset Value” table on slide 13. Name 1  Year 3  Year 5  Year 10  Year 2008 BlackRock Income Trust (BKT) 1.90 1.93 1.51 1.38 0.84 Custom Peer Group Average* 1.74 1.14 0.84 0.88 -0.02 BKT Rank in Custom Peer Group* 3/5(1) 1/5 1/5 1/5 1/5 Custom Peer Group – Sharpe Ratio on Net Asset Value